Exhibit 10.2

Home Savings Bank

Amended Salary Continuation Agreement

This AMENDED SALARY CONTINUATION AGREEMENT (this “Agreement”) is entered into this 19th day of December, 2008 by and between Home Savings Bank, a Wisconsin-chartered savings bank located in Madison, Wisconsin (the “Bank”), and James R. Bradley, Jr., its President and Chief Executive Officer (the “Executive”).

WHEREAS, to encourage the Executive to remain a Bank employee, the Bank entered into a Salary Continuation Agreement dated as of July 14, 2003 with the Executive, providing salary continuation benefits payable out of the Bank’s general assets to the Executive after employment termination,

WHEREAS, the Bank and the Executive intend that this Agreement shall amend and restate in its entirety the July 14, 2003 Salary Continuation Agreement,

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

DEFINITIONS

1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles to account for the Bank’s obligation to the Executive under this Agreement. The Accrual Balance is solely a device for measuring amounts anticipated to be paid under this Agreement. The Accrual Balance is not a trust fund of any kind.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Change in Control,” whether before or after conversion of the Bank from the mutual stock form of organization, the term change in control means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including -

(a) Change in ownership: a change in ownership of the Bank occurs on the date any one person or group accumulates ownership of Bank equity interests constituting more than 50% of the total fair market value or total voting power of Bank equity interests, or

(b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Bank equity interests possessing 30% or more of the total voting power of Bank equity interests, or (y) a majority of the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Bank’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Bank’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Bank assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Bank’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Bank’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Despite anything to the contrary in this section 1.4, however, conversion of the Bank from the mutual to stock form of ownership and sale of shares of the Bank or a holding company of the Bank in a conversion, community, or public offering shall not be considered a Change in Control for purposes of this Agreement.

1.5 “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

1.6 “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7 “Early Termination” means the Executive’s Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause. A Separation from Service within 24 months after a Change in Control and for which benefits are determined under section 2.5 shall not be considered an Early Termination for purposes of this Agreement.

1.8 “Effective Date” means January 1, 2003.

1.9 “Good Reason” means good reason as defined in Code section 409A, including occurrence of any of the following without the Executive’s advance written consent, provided that (x) the Executive gives notice to the Bank of the existence of one or more of the conditions described in paragraphs (a) through (e) of this section 1.9 within 90 days after the initial existence of the condition, (y) the Bank does not remedy the condition within 30 days after receiving notice from the Executive, and (z) the Executive’s voluntary termination because of the existence of one or more of the conditions described in paragraphs (a) through (e) occurs within 24 months after the initial existence of the condition –

(a) a material diminution of the Executive’s base salary, or

(b) a material diminution of the Executive’s authority, duties, or responsibilities, or

(c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, or

(d) a material diminution in the budget over which the Executive retains authority, or

(e) a material change in the geographic location at which the Executive must perform services for the Bank,

1.10 “Normal Retirement Age” means the Executive’s 65th birthday.

1.11 “Person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

1.12 “Plan Administrator” or “Administrator” means the plan administrator described in Article 8.

1.13 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.14 “Separation from Service” means the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death, provided the Executive’s termination constitutes a separation from service as that term is defined by Code section 409A. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.15 “Termination with Cause” or “Cause” means the definition of termination with cause specified in any employment or severance agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to an employment or severance agreement containing a definition of termination with cause, Termination with Cause means the Bank terminates the Executive’s employment for any of the following reasons -

(a) Gross negligence or gross neglect of duties, or

(b) Commission of a felony or commission of a misdemeanor involving moral turpitude, or

(c) Fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Bank. For this purpose, “significant” Bank policies include but are not limited to Bank policies governing lending, investments, asset and liability management, and any other policy the violation of which is likely to result in a loss to the Bank or in a regulatory sanction.

ARTICLE 2

BENEFITS

2.1 Normal Retirement. Upon the Executive’s Separation from Service on or after Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement. If the Executive’s Separation from Service is a Termination with Cause or if this Agreement terminates under Article 5, no benefits shall be payable under this Agreement.

2.1.1	Amount. The annual benefit under this section 2.1 shall be based on contributions actually made by the Bank through the end of the month ended immediately before the month in which Separation from Service occurs and the Accrual Balance at the end of the month immediately before the month in which Separation from Service occurs. The contributions expected to be made by the Bank are reflected in Schedule A. The annual benefit under this section 2.1 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

The Bank shall make no contributions in any quarter if the Bank’s average return on average assets (ROAA) in the preceding eight quarters is less than an annual ROAA of 0.25% (or 25 basis points). Further contributions by the Bank shall be suspended until the average ROAA over a period of eight consecutive quarters equals or exceeds 0.25%. If the Bank and the Executive do not agree about the average ROAA figure or the manner in which it is computed, the Bank and the Executive agree that the average ROAA shall be derived from quarterly reports of condition filed with the FDIC under the Federal Deposit Insurance Act section 7(a), 12 U.S.C. 1817(a), and FDIC rules, 12 CFR Part 304.

The Accrual Balance is solely a device for measuring amounts to be paid under this Agreement. The Accrual Balance is not a trust fund of any kind. The Executive is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise on the Bank’s part to pay benefits. The Executive’s rights are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors. The benefits provided by this Agreement are non-contributory. The Executive shall have no right to make contributions to the Accrual Balance amount.

2.1.2	Payment. Beginning with the month immediately after the month in which the Executive’s Separation from Service occurs, the Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

2.2 Early Termination. Provided the Executive attains age 60 before Separation from Service, the Bank shall pay to the Executive the benefit described in this section 2.2 for Early Termination instead of any other benefit under this Agreement. If Early Termination is an involuntary termination of the Executive by the Bank without Cause before the Executive attains age 60, the Bank shall pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement. If Early Termination is a voluntary termination by the Executive before attaining age 60, no benefit shall be payable under this section 2.2. Additionally, no benefits shall be payable if the

Executive’s Separation from Service is a Termination with Cause or if this Agreement terminates under Article 5. Neither the Bank nor the Executive shall be entitled to elect in the 24-month period after a Change in Control between the benefit under this section 2.2 versus the benefit under section 2.5. If the Executive’s Separation from Service within 24 months after a Change in Control is an involuntary termination without Cause or a voluntary termination with Good Reason, no benefit shall be payable under this section 2.2 and the Executive shall instead be entitled to the benefit under section 2.5 or, if the Executive first attained Normal Retirement Age, section 2.1.

2.2.1	Amount. The annual benefit under this section 2.2 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.2.2	Payment. Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

2.3 Breach or Failure to Make Contributions. Subject to section 7.1, the Bank shall pay to the Executive the amount determined under this section 2.3 instead of any other benefit under this Agreement and this Agreement shall thereafter terminate in accordance with section 7.1 if (x) the Bank is in material breach of this Agreement and fails to cure the breach within 30 days after receiving from the Executive written notice of the breach or (y) the Bank fails to make the contributions expected to be made by the Bank according to section 2.1, as reflected in Schedule A, when the Bank’s ROAA is sufficient to allow the Bank to make contributions under section 2.1.

2.3.1	Amount. The amount determined under this section 2.3 is an amount in cash equal to the Accrual Balance at the end of the Plan Year in which either of the events described in clauses (x) and (y) immediately above occurs, except that the Accrual Balance shall be determined on a basis that assumes all contributions expected to be made by the Bank according to section 2.1, as reflected in Schedule A, were actually made, but excluding contributions for any period in which the Bank’s ROAA was not sufficient to allow the Bank to make contributions under section 2.1.

2.3.2	Payment. The Bank shall pay the amount determined under section 2.3 of this Agreement to the Executive in a single lump sum within three days after ROAA is determined for the Plan Year in which either of the events described in clauses (x) and (y) immediately above occurs.

2.4 Disability. If Separation from Service occurs because of Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement.

2.4.1	Amount. The annual benefit under this section 2.4 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.4.2	Payment. Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

2.5 Change in Control. If the Executive’s Separation from Service within 24 months after a Change in Control is an involuntarily termination without Cause or a voluntary termination with Good Reason, the Bank shall pay to the Executive the benefit described in this section 2.5 instead of any other benefit under this Agreement. However, no benefits shall be payable if the Executive’s Separation from Service is a Termination with Cause or if this Agreement terminates under Article 5. Neither the Bank nor the Executive shall be entitled to elect in the 24-month period after a Change in Control between the benefit under this section 2.5 versus the Early Termination benefit under section 2.2 or the Normal Retirement Age benefit under section 2.1. If the Executive’s Separation from Service within 24 months after a Change in Control but before Normal Retirement Age is an involuntary termination without Cause or a voluntary termination with Good Reason, no benefit shall be payable under section 2.2 and the Executive shall instead be entitled to the benefit under this section 2.5. But if the Executive shall have attained Normal Retirement Age when Separation from Service within 24 months after a Change in Control occurs, whether Separation from Service is voluntary or involuntary for any reason other than Termination with Cause, the Executive shall be entitled solely to the benefit provided by section 2.1, not this section 2.5.

2.5.1	Amount: The benefit under this section 2.5 is an amount in cash equal to the Accrual Balance at the end of the month immediately before the month in which the Executive’s Separation from Service occurs.

2.5.2	Payment: The Bank shall pay the benefit under this section 2.5 to the Executive in a single lump sum within three days after the Executive’s Separation from Service.

2.6 Lump-sum Payment of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid to the Executive when a Change in Control Occurs. If when a Change in Control occurs after Separation from Service the Executive is receiving the benefit under section 2.1, the Bank shall pay the remaining benefits to the Executive in a single lump sum on the date of the Change in Control. If when a Change in Control occurs after Separation from Service the Executive is receiving or is entitled at Normal Retirement Age to receive the benefit under sections 2.2 or 2.4, the Bank shall pay the remaining benefits to the Executive in a single lump sum on the date of the Change in Control. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.

2.7 Benefit Calculations. Schedule A attached to this Agreement reflects the benefits that may become payable under this Agreement. Schedule A is incorporated herein by this reference and is made a part hereof.

2.7.1

Method of benefit calculation. The Schedule A in place as of this Agreement’s Effective Date reflects anticipated benefits payable to the Executive based upon the Bank’s expected contributions. Actual contributions by the Bank may be different from expected contributions if the Bank’s average ROAA does not equal or exceed 0.25%, as provided in section 2.1.1 of this Agreement. All benefits payable under this Agreement shall be based upon actual contributions, not expected contributions. The anticipated benefits reflected in Schedule A are included for illustrative purposes only. From time to time, but at least annually, the Bank shall prepare or have prepared a revised and updated Schedule A showing actual contributions by the Bank to date and actual benefit levels based on those contributions actually made. Within 120 days after the end of each Plan Year, the Bank shall provide to the Executive a copy of the revised and updated Schedule A. If prepared in good faith, a more current revised and updated Schedule A shall be substituted for and shall supersede the Schedule A dated as of the Effective Date and any previous revised and updated Schedule A. The Executive acknowledges and agrees that the benefits or anticipated benefits reflected in a revised and updated Schedule A may be less than or greater than the benefits reflected in previous versions of Schedule A.

2.7.2	Contradiction between the terms of the Agreement and Schedule A. If there is a contradiction between the terms of this Agreement and Schedule A concerning the amount due the Executive, the amount of the benefit due the Executive shall be determined by this Agreement without regard to Schedule A.

2.8 Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive shall not be entitled to the payments under Article 2 until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

2.9 One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 2.6 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

ARTICLE 3

DEATH BENEFITS

3.1 Death Before Separation from Service. Except as provided in section 5.2, if the Executive dies before Separation from Service, at the Executive’s death the Executive’s Beneficiary shall be entitled to receive from the Bank in a single lump sum an amount in cash equal to the Accrual Balance existing at the Executive’s death, unless a termination payment shall have been made under section 2.3. No benefit shall be paid if a termination payment shall have been made under section 2.3. If a benefit is payable to the Executive’s Beneficiary under this section 3.1, the benefit shall be paid in a single lump sum within 30 days after the Executive’s death. However, no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

3.2 Death After Separation from Service. If the Executive dies after Separation from Service, if Separation from Service was not a Termination with Cause, and if at death the Executive was receiving the benefit under section 2.1 or was receiving or was entitled at Normal Retirement Age to receive the benefit under sections 2.2 or 2.4, at the Executive’s death the Executive’s Beneficiary shall be entitled to receive the benefits the Executive would have received had the Executive survived, except that payment of the benefits shall commence on the first day of the month immediately after the month in which the Executive’s death occurs. No benefit shall be paid to the Executive’s Beneficiary if the termination payment shall have been made under section 2.3, if the Change-in-Control benefit shall have been paid to the Executive under section 2.5, if a Change-in-Control payout shall have occurred under section 2.6, or if this Agreement is terminated under Article 5.

3.3 Change-in-Control Payout of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid to the Beneficiary when a Change in Control Occurs. If a Change in Control occurs while the Beneficiary is receiving benefit payments under section 3.2, the Bank shall pay the remaining benefits to the Beneficiary in a single lump sum within three days after the Change in Control. The lump-sum payment due to the Beneficiary as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit then being paid to the Beneficiary under section 3.2 and sections 2.1, or 2.2, or 2.4.

ARTICLE 4

BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement at the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be paid to the Executive’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as the Bank may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1 Termination with Cause. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement if the Executive’s Separation from Service is a Termination with Cause.

5.2 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the Effective Date. In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4 Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c), 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows –

6.1.1	Initiation - written claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2	Timing of Bank response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3	Notice of decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.1.3.1	the specific reasons for the denial,

6.1.3.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows –

6.2.1	Initiation - written request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2	Additional submissions - information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3	Considerations on review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Bank response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5	Notice of decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth -

6.2.5.1	the specific reason for the denial,

6.2.5.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

ARTICLE 7

MISCELLANEOUS

7.1 Amendment and Termination. This Agreement may be amended solely by a written agreement signed by the Bank and the Executive, and except for termination occurring under Article 5 or under this section 7.1 this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive. The Bank shall make the termination payment provided by section 2.3 and this Agreement shall terminate immediately thereafter if (x) the Bank is in material breach of this Agreement and fails to cure the breach within 30 days after receiving from the Executive written notice of the breach, or (y) the Bank fails to make the contributions expected to be made by the Bank according to section 2.1, as reflected in Schedule A, when the Bank’s ROAA is sufficient to allow the Bank to make contributions under section 2.1, provided that termination of this Agreement and payment of the amount specified in section 2.3 is permitted by Code section 409A and does not violate the section 409A prohibition against acceleration of benefits. The parties intend that termination of this Agreement under section 2.3 and the termination payment provided by section 2.3 shall qualify for the exception for plan terminations and liquidations to the prohibition against acceleration of benefits, which exception is currently set forth in Treasury Regulation 1.409A-3(j)(4)(ix). If in the opinion of counsel reasonably acceptable to the Bank and the Executive an exception to the section 409A prohibition against acceleration of benefits is not available, no plan termination shall occur and no termination payments shall be made under section 2.3.

7.2 Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee of the Bank or interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

7.5 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession had occurred. If the Bank converts from the mutual to stock form of ownership (whether in full or in part) and sells shares of the Bank or its holding company in a conversion, community, or public offering, that mutual-to-stock conversion shall not be subject to the obligations of this section 7.5.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Wisconsin, except to the extent preempted by the laws of the United States of America.

7.8 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

7.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive by this Agreement other than those specifically set forth. This Agreement amends and restates in its entirety the July 14, 2003 Salary Continuation Agreement between the Executive and the Bank.

7.10 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.11 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.12 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors, Home Savings Bank, 2 South Carroll Street, Madison, Wisconsin 53703, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

7.13 Automatic Review Procedure. On the fifth anniversary of the Effective Date of this Agreement and every five years thereafter, the Bank shall automatically review this Agreement for reasonableness of benefits, with the intent that the Executive’s target benefit shall be 70.9% of compensation less Bank-provided benefits. For purposes of this Agreement Bank-provided benefits shall include but shall not be limited to any 401(k) match, benefit accruals by the Bank under any pension plan, and the Bank portion of Social Security benefits. The term “compensation” as used in this section means the base annual salary of the Executive projected at the Executive’s Normal Retirement Age. Base annual salary refers to compensation of the type that would be required to be reported by Securities and Exchange Commission Rule 229.402(c) (17 CFR 229.402(c)), specifically column (c) of that rule’s Summary Compensation Table (or any successor provision), excluding director fees but including elective deferred compensation.

7.14 Internal Revenue Code Section 280G Gross Up. (a) Additional payment to account for Excise Taxes. If the Executive’s benefits under this Agreement or under any other plan or agreement of or with the Bank or its affiliates (together, the “Total Benefits”) are subject to the Excise Tax as set forth in Code sections 280G and 4999 (the “Excise Tax”), the Bank shall pay to the Executive the following additional amounts, consisting of (x) a payment equal to the Excise Tax payable by the Executive on the Total Benefits under section 4999 of the Code (the “Excise Tax Payment”), and (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. Together, the additional amounts described in clauses (x) and (y) are referred to in this Agreement as the “Gross-Up Payment Amount.”

Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

1)	Determination of “parachute payments” subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s Separation from Service (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Bank, any person whose actions result in a Change in Control, or any person affiliated with the Bank or such person) shall be treated as “parachute payments” within the meaning of Code section 280G(b)(2), and all “excess parachute payments” within the meaning of section 280G(b)(l) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Bank as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of Code section 280G(b)(4) in excess of the “base amount” (as defined in Code section 280G(b)(3)), or are otherwise not subject to the Excise Tax,

2)	Calculation of benefits subject to the Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (y) the amount of excess parachute payments within the meaning of section 280G(b)(l) (after applying clause (1), above), and

3)	Value of noncash benefits and deferred payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Code sections 280G(d)(3) and (4).

Assumed Marginal Income Tax Rate. For purposes of determining the amount of the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of Separation from Service, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under Code section 68 in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount initially determined under this Agreement, the Executive shall repay to the Bank - when the amount of the reduction in Excise Tax is finally determined - the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA, and Medicare withholding taxes and/or a federal, state, or local income tax deduction).

If the Excise Tax is later determined to be more than the amount initially determined under this Agreement (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Bank shall make an additional Gross-Up Payment Amount to the Executive for that excess (plus any interest, penalties, or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(b) Responsibilities of the Accounting Firm and the Bank. Determinations Shall Be Made bv the Accounting Firm. Subject to the provisions of section 7.14(a), all determinations required to be made under this section 7.14(b) - including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) - shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days after receipt of notice from the Bank or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Bank.

Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Bank. The Bank shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

Accounting Firm’s Determination Is Binding: Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Bank and the Executive. Because of the uncertainty when the Determination is made whether any of the Total Benefits will be subject to the Excise Tax, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Bank (“Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by the Bank (“Overpayment”). If after a Determination by the Accounting Firm the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment. The Underpayment (together with interest at the rate provided in Code section 1274(d)(2)(B)) shall be paid promptly by the Bank to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for the Excise Tax according to section 7.14(a), the Accounting Firm shall determine the amount of the Overpayment. The Overpayment (together with interest at the rate provided in Code section 1274(d)(2)(B)) shall be paid promptly by the Executive to or for the benefit of the Bank. Provided that the Executive’s expenses are reimbursed by the Bank, the Executive shall cooperate with any reasonable requests by the Bank in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive).

ARTICLE 8

ADMINISTRATION OF AGREEMENT

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board or such committee or person as the Board shall appoint. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

8.2 Agents. In the administration of this Agreement the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator concerning any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Amended Salary Continuation Agreement as of the date first written above.

THE EXECUTIVE	THE BANK:
HOME SAVINGS BANK

/s/ James R. Bradley, Jr.	By:	[Illegible]
James R. Bradley, Jr.	Title: